UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the

Securities Exchange Act of 1934

i2 Telecom International, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Warrants to Purchase Common Stock, no par value

(Title of Class of Securities)

________45070D 200_________

(CUSIP Number of Class of Securities)

Paul R. Arena

Chief Financial Officer

5070 Old Ellis Pointe,

Suite 110

Roswell, GA 30076

(404) 567-4750

(Name, Address and Telephone Number of Person Authorized

to Receive Notices and Communications on Behalf of Filing Persons)

Copies to:

Richard F. Dahlson Jackson Walker L.L.P. 901 Main Street, Suite 6000 Dallas, Texas 75202 (214) 953-6000

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
$222,304.91	$ 12.41

*

Estimated for purposes of calculating the amount of the filing fee only. The amount assumes that warrants to purchase 22,230,491 shares of Common Stock of i2 Telecom International, Inc. having an aggregate value of $222,304.91 will be exchanged pursuant to this offer. The aggregate value of such warrants was calculated in accordance with Rule 0-11(a)(4) of the Securities Exchange Act of 1934.

**

Estimated for purposes of calculating the amount of the filing fee only. The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934 and equals $55.80 per $1,000,000.00 of the value of the transaction.

☐

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $ _________	Filing Party: i2 Telecom International, Inc.

Form or Registration No.: __________	Date Filed: ______________

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e–4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d–1(d) (Cross-Border Third-Party Tender Offer)

This Tender Offer Statement on Schedule TO (the “Schedule TO”), filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2009, by i2 Telecom International, Inc., a Washington corporation (the “Company”), relates to the offer (the “Offer”) by the Company to its warrant holders to exchange their outstanding warrants (“eligible warrants”) to purchase the Company’s Common Stock, no par value per share (“Common Stock”), for unregistered shares of our Common Stock (“restricted shares”) or for repricing of the exercise price. The terms and conditions of the Offer are set forth in the Offer to Exchange Warrants for Shares of Common Stock or for Repricing (the “Offer to Exchange”) and the accompanying Letter of Transmittal, which are filed as exhibits (a)(1) and (a)(2), respectively, hereto.

ITEM 1.	SUMMARY TERM SHEET.

The information set forth under “Summary Term Sheet” in the Offer to Exchange is incorporated herein by reference.

ITEM 2.	SUBJECT COMPANY INFORMATION.

(a) Name and Address.

The name of the issuer is i2 Telecom International, Inc., and the address and telephone number of its principal executive office is 5070 Old Ellis Pointe, Suite 110, Roswell, Georgia 30076, (404) 567-4750.

(b) Securities.

The information set forth in the Offer to Exchange under “Number of Shares; Repricing; Expiration Date” and “Source and Amount of Consideration; Terms of Shares” is incorporated herein by reference.

(c) Trading and Market Price.

The eligible warrants are not publicly traded. The information set forth in the Offer to Exchange under “Price Range of Our Common Stock” is incorporated herein by reference.

ITEM 3.	IDENTITY AND BACKGROUND OF FILING PERSON.

(a) Name and Address.

The Company is the filing person and the subject company. The information set forth under Item 2(a) above and the information set forth in the Offer to Exchange under “Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities” is incorporated herein by reference.

ITEM 4.	TERMS OF THE TRANSACTION.

(a) Material Terms.

The information set forth in the Offer to Exchange under “Summary Term Sheet”, “Number of Shares; Repricing; Expiration Date”, “Procedures; Acceptance of Warrants”, “Withdrawal Rights”, “Acceptance of Warrants for Cancellation or Repricing; Issuance of Shares”, “Source and Amount of Consideration; Terms of Shares”, “Status of Warrants We Acquire in the Offer; Accounting Consequences of the Offer”, “Material United States Tax Consequences”, and “Extension of Offer; Termination; Amendment” is incorporated herein by reference.

(b) Purchases.

The information set forth in the Offer to Exchange under “Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities” is incorporated herein by reference.

ITEM 5.	PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

(e) Agreements involving the Subject Company’s Securities.

The information set forth in the Offer to Exchange under “Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities” and Schedule A to the Offer to Exchange is incorporated herein by reference.

ITEM 6.	PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

(a) Purposes.

The information set forth in the Offer to Exchange under “Purpose of the Offer; Other Transactions” is incorporated herein by reference.

(b) Use of Securities Acquired.

The information set forth in the Offer to Exchange under “Purpose of the Offer; Other Transactions” and “Acceptance of Warrants for Cancellation or Repricing; Issuance of Shares” is incorporated herein by reference.

(c) Plans.

The information set forth in the Offer to Exchange under “Purpose of the Offer; Other Transactions” is incorporated herein by reference.

ITEM 7.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a) Source of Funds.

The information set forth in the Offer to Exchange under “Source and Amount of Consideration; Terms of Shares” and “Fees and Expenses” is incorporated herein by reference.

(b) Conditions.

Not applicable.

(d) Borrowed Funds.

Not applicable.

ITEM 8.	INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

(a) Securities Ownership.

The information set forth in the Offer to Exchange under “Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities” is incorporated herein by reference.

(b) Securities Transactions.

The information set forth in the Offer to Exchange under “Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities” and Schedule A to the Offer to Exchange is incorporated herein by reference.

ITEM 9.	PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

(a) Solicitations or Recommendations.

The information set forth in the Offer to Exchange under "Procedures; Acceptance of Warrants" is incorporated herein by reference.

ITEM 10.	FINANCIAL STATEMENTS.

(a) Financial Information.

The information for (1) the fiscal year ended December 31, 2008 set forth under “Item 8. Financial Statements and Supplementary Data” in the Company’s annual report on Form 10-K as filed with the Commission on April 2, 2009 (the “Annual Report”); (2) the three-months ended March 31, 2009 set forth under

“Item 1. Financial Statements (unaudited)” in the Company’s quarterly report on Form 10-Q as filed with the Commission on May 15, 2009 (the “Quarterly Report”); and (3) the information set forth in the Offer to Exchange under “Information About i2 Telecom—Summarized Financial Information” is incorporated herein by reference. A copy of the financial statements contained in the Annual Report and the unaudited financial statements contained in the Quarterly Report will be made available to any eligible participants in the Offer upon request.

(b) Pro Forma Information.

Not applicable.

ITEM 11.	ADDITIONAL INFORMATION.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

The information set forth in the Offer to Exchange under “Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities” and “Legal Matters; Regulatory Approvals” is incorporated herein by reference.

(b) Other Material Information.

Not applicable.

ITEM 12.	EXHIBITS.

Exhibit
Number	Exhibit Name
(a)(1)	Offer to Exchange Warrants for Shares of Common Stock or for Repricing, dated July 1, 2009

(a)(2)	Form of Letter of Transmittal

(a)(3)	Form of Withdrawal Letter

(a)(4)	Email to Eligible Participants, dated July 1, 2009

(a)(5)	Form of Participant Statement

(a)(6)	Form of Email Confirmation of Receipt of Letter of Transmittal or Withdrawal Letter

(d)(1)	Form of Promissory Note (Incorporated by reference to Exhibit (d)(1) to the Company’s Schedule TO-I, file No.005-57499, filed July 1, 2009.)

(d)(2)	Form of Non-Negotiable Secured Promissory Note (Incorporated by reference to Exhibit (d)(2) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(3)

Form of Note Purchase Agreement and 6% Senior Secured Subordinated Convertible Senior Note (Incorporated by reference to Exhibit (d)(3) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(4)	Form of Non-Negotiable Secured Promissory Note (Incorporated by reference to Exhibit (d)(4) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(5)	Form of Warrant (without cashless exercise provisions) (Incorporated by reference to Exhibit (d)(5) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(6)	Form of Warrant (with cashless exercise provisions) (Incorporated by reference to Exhibit (d)(6) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(7)	Form of Stock Option Agreement (Incorporated by reference to Exhibit (d)(7) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(8)

Purchase Agreement between Bruce Friedman and i2 Telecom International, Inc., dated May 9, 2008 (Incorporated by reference to Exhibit (d)(8) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(9)

Employment Agreement, dated April 20, 2009, by and between the Company and Andrew L. Berman. Represents an executive compensation plan or arrangement. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 24, 2009.)

(d)(10)

Employment Agreement, dated April 20, 2009, by and between the Company and Paul R. Arena. Represents an executive compensation plan or arrangement. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed April 24, 2009.)

(d)(11)

Employment Agreement, dated April 20, 2009, by and between the Company and Christopher R. Miltenberger. Represents an executive compensation plan or arrangement. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed April 24, 2009.)

(d)(12)

Employment Agreement, dated April 20, 2009, by and between the Company and Douglas F. Bender. Represents an executive compensation plan or arrangement. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed April 24, 2009.)

(d)(13)	Form of Warrant (Incorporated by reference to Exhibit 4.60 to the Company’s Current Report on Form 8-K filed May 8, 2009.)

(d)(14)	Form of Subscription Agreement (Incorporated by reference to Exhibit 4.60 to the Company’s Current Report on Form 8-K filed May 8, 2009.)

(d)(15)	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.04 to the Company’s Current Report on Form 8-K filed May 4, 2009.)

(d)(16)	Warrant (Incorporated by reference to Exhibit 4.01 to the Company’s Current Report on Form 8-K filed June 10, 2009.)

(d)(17)	Amended and Restated Warrant (Incorporated by reference to Exhibit 4.02 to the Company’s Current Report on Form 8-K filed June 10, 2009.)

(d)(18)	Subscription Agreement (Incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed June 10, 2009.)

(d)(19)	Exchange Agreement (Incorporated by reference to Exhibit 10.02 to the Company’s Current Report on Form 8-K filed June 10, 2009.)

(d)(20)

i2 Telecom International, Inc. Amended and Restated 2004 Incentive Stock Option Plan (Incorporated by reference to Exhibit 4.1 to the Company’s Post-effective Amendment No. 3to Form S-8 Registration Statement, filed with the Commission on June 25, 2009)

(d)(21)	Amendment to Employment Agreement with Andrew L. Berman (Incorporated by reference to Exhibit 10.03 to the Company’s Current Report on Form 8-K filed June 29, 2009.)

(d)(22)	Amendment to Employment Agreement with Paul R. Arena (Incorporated by reference to Exhibit 10.04 to the Company’s Current Report on Form 8-K filed June 29, 2009.)

(d)(23)	Amendment to Employment Agreement with Christopher R. Miltenberger (Incorporated by reference to Exhibit 10.05 to the Company’s Current Report on Form 8-K filed June 29, 2009.)

(d)(24)	Amendment to Employment Agreement with Douglas F. Bender (Incorporated by reference to Exhibit 10.06 to the Company’s Current Report on Form 8-K filed June 29, 2009.)

ITEM 13.	INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

I2 TELECOM INTERNATIONAL, INC.

By:_\s\ Paul R. Arena

Name: Paul R. Arena

Title:_Chief Financial Officer

Date:	July 1, 2009

EXHIBIT INDEX

Exhibit
Number	Exhibit Name
(a)(1)	Offer to Exchange Warrants for Shares of Common Stock or for Repricing, dated July 1, 2009

(a)(2)	Form of Letter of Transmittal

(a)(3)	Form of Withdrawal Letter

(a)(4)	Email to Eligible Participants, dated July 1, 2009

(a)(5)	Form of Participant Statement

(a)(6)	Form of Email Confirmation of Receipt of Letter of Transmittal or Withdrawal Letter

(d)(1)	Form of Promissory Note (Incorporated by reference to Exhibit (d)(1) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(2)	Form of Non-Negotiable Secured Promissory Note (Incorporated by reference to Exhibit (d)(2) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(3)

Form of Note Purchase Agreement and 6% Senior Secured Subordinated Convertible Senior Note (Incorporated by reference to Exhibit (d)(3) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(4)	Form of Non-Negotiable Secured Promissory Note (Incorporated by reference to Exhibit (d)(4) to the Company’s Schedule TO, file No. 005-57499, filed July 1, 2009.)

(d)(5)	Form of Warrant (without cashless exercise provisions) (Incorporated by reference to Exhibit (d)(5) to the Company’s Schedule TO, file No. 005-57499, filed July 1, 2009.)

(d)(6)	Form of Warrant (with cashless exercise provisions) (Incorporated by reference to Exhibit (d)(6) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(7)	Form of Stock Option Agreement (Incorporated by reference to Exhibit (d)(7) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(8)

Purchase Agreement between Bruce Friedman and i2 Telecom International, Inc., dated May 9, 2008 (Incorporated by reference to Exhibit (d)(8) to the Company’s Schedule TO-I, file No. 005-57499, filed July 1, 2009.)

(d)(9)

Employment Agreement, dated April 20, 2009, by and between the Company and Andrew L. Berman. Represents an executive compensation plan or arrangement. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 24, 2009.)

(d)(10)

Employment Agreement, dated April 20, 2009, by and between the Company and Paul R. Arena. Represents an executive compensation plan or arrangement. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed April 24, 2009.)

(d)(11)

Employment Agreement, dated April 20, 2009, by and between the Company and Christopher R. Miltenberger. Represents an executive compensation plan or arrangement. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed April 24, 2009.)

(d)(12)

Employment Agreement, dated April 20, 2009, by and between the Company and Douglas F. Bender. Represents an executive compensation plan or arrangement. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed April 24, 2009.)

(d)(13)	Form of Warrant (Incorporated by reference to Exhibit 4.60 to the Company’s Current Report on Form 8-K filed May 8, 2009.)

(d)(14)	Form of Subscription Agreement (Incorporated by reference to Exhibit 4.60 to the Company’s Current Report on Form 8-K filed May 8, 2009.)

(d)(15)	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.04 to the Company’s Current Report on Form 8-K filed May 4, 2009.)

(d)(16)	Warrant (Incorporated by reference to Exhibit 4.01 to the Company’s Current Report on Form 8-K filed June 10, 2009.)

(d)(17)	Amended and Restated Warrant (Incorporated by reference to Exhibit 4.02 to the Company’s Current Report on Form 8-K filed June 10, 2009.)

(d)(18)	Subscription Agreement (Incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed June 10, 2009.)

(d)(19)	Exchange Agreement (Incorporated by reference to Exhibit 10.02 to the Company’s Current Report on Form 8-K filed June 10, 2009.)

(d)(20)

i2 Telecom International, Inc. Amended and Restated 2004 Incentive Stock Option Plan (Incorporated by reference to Exhibit 4.1 to the Company’s Post-effective Amendment No. 3to Form S-8 Registration Statement, filed with the Commission on June 25, 2009)

(d)(21)	Amendment to Employment Agreement with Andrew L. Berman (Incorporated by reference to Exhibit 10.03 to the Company’s Current Report on Form 8-K filed June 29, 2009.)

(d)(22)	Amendment to Employment Agreement with Paul R. Arena (Incorporated by reference to Exhibit 10.04 to the Company’s Current Report on Form 8-K filed June 29, 2009.)

(d)(23)	Amendment to Employment Agreement with Christopher R. Miltenberger (Incorporated by reference to Exhibit 10.05 to the Company’s Current Report on Form 8-K filed June 29, 2009.)

(d)(24)	Amendment to Employment Agreement with Douglas F. Bender (Incorporated by reference to Exhibit 10.06 to the Company’s Current Report on Form 8-K filed June 29, 2009.)